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                                                                      Exhibit 11

                        Horace Mann Educators Corporation
                       Computation of Net Income per Share
         For the Three and Nine Months Ended September 30, 2001 and 2000
                  (Amounts in thousands, except per share data)

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
                                                                     Three Months Ended             Nine Months Ended
                                                                        September 30,                 September 30,
                                                                ---------------------------    -------------------------
                                                                   2001             2000         2001              2000
                                                                   ----             ----         ----              ----
Basic - assumes no dilution:

Net income for the period                                       $   9,057         $  12,207    $  20,829        $ 34,615
                                                                ---------         ---------    ---------        --------

Weighted average number of common
    shares outstanding during the period                           40,659            40,550       40,579          40,872
                                                                ---------         ---------    ---------        --------

Net income per share - basic                                    $    0.22         $    0.30    $    0.51        $   0.85
                                                                =========         =========    =========        ========



Diluted - assumes full dilution:

Net income for the period                                       $   9,057         $  12,207    $  20,829        $ 34,615
                                                                ---------         ---------    ---------        --------

Weighted average number of common
    shares outstanding during the period                           40,659            40,550       40,579          40,872
Weighted average number of common
    equivalent shares to reflect the dilutive
    effect of common stock equivalent securities:
      Stock options                                                   185                48          122              58
      Common stock units related to Deferred
        Equity Compensation Plan for Directors                        119               102          119             102
      Common stock units related to Deferred
        Compensation Plan for Employees                                14                 8           14               8
                                                                ---------         ---------    ---------        --------
Total common and common equivalent
    shares adjusted to calculate diluted
    earnings per share                                             40,977            40,708       40,834          41,040
                                                                ---------         ---------    ---------        --------

Net income per share - diluted                                  $    0.22         $    0.30    $    0.51        $   0.84
                                                                =========         =========    =========        ========


Percentage of dilution compared
    to basic net income per share                                       0%                0%           0%            1.2%
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